Exhibit h(vi) under Form N-1A
                                            Exhibit 24(b) under Item 601/Reg.S-K



                                  Amendment to
                    Agreement for Fund Accounting Services,
                            Administrative Services,
                            Transfer Agency Services
                        and Custody Services Procurement
                                    between
                                 WesMark Funds
                                      and
                           Federated Services Company

      This Amendment to the Agreement for Fund Accounting Services, Administrative Services, Transfer Agency Services and Custody Services Procurement ("Agreement") dated March 1, 1996, between WesMark Funds ("Fund") and Federated Services Company ("Service Provider") is made and entered into as of the 1st day of June, 2001.

      WHEREAS, the Fund has entered into the Agreement with the Service
Provider;

      WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

     WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR ss. 248.14) ("Section 248.14 NPI"); for specified law enforcement and miscellaneous purposes (17 CFR ss. 248.15) ("Section 248.15 NPI") ; and to service providers or in connection with joint marketing arrangements (17 CFR ss. 248.13) ("Section 248.13 NPI");

     WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR ss. 248.7 and 17 CFR ss. 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR ss. 248.13);

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

      The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider's contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

     The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR ss.ss. 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR ss. 248.13.

     The Service Provider further represents and warrants that, in accordance with 17 CFR ss. 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

o insure the security and confidentiality of records and NPI of Fund customers,

o protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and

o protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

   4. The Service Provider may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates"); (b) affiliated persons of the Service Provider ("Service Provider
      Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds ("Nonaffiliated Third Party") under the service and processing (ss.248.14) or miscellaneous (ss.248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (ss.248.13), provided the Service Provider enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.


   5.   The Service Provider may redisclose Section 248.14 NPI and Section
      248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

   6. The Service Provider is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.



WITNESS the due execution hereof this 1st day of June, 2001.

                          WesMark Funds

                          By:/s/ Beth S. Broderick
                          Name:  Beth S. Broderick
                          Title:  Vice President


                          Federated Services Company


                          By:/s/ Victor R. Siclari
                          Name:  Victor R. Siclari
                          Title:  Vice President




                               AMENDMENT NO. 2 TO

Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services



                             BETWEEN WESMARK FUNDS
                                      AND
                           FEDERATED SERVICES COMPANY

      This Amendment No. 2 to the Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services is made and entered into as January 1, 2002 by and between WesMark Funds, a Massachusetts business trust (the "Funds) and Federated Services Company, a Pennsylvania corporation ("FSC").

      WHEREAS, the Trust and FSC entered into an Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services dated as of March 1, 1996;

      WHEREAS, FSC currently provides fund accounting, administration and transfer agent services to the Funds pursuant to the Agreement;

      WHEREAS, FSC has, as permitted under the terms of the agreement, subcontracted the fund accounting services to State Street Bank and Trust ("State Street");

      WHEREAS, the Funds now desire to contract directly with State Street for the provision of fund accounting services;

      WHEREAS, the Trust and FSC desire to amend the Agreement in certain respects to reflect this desire and to extend the term of the Agreement to December 31, 2004;



      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Effective as of January 1, 2002, FSC shall no longer provide the fund accounting services described in the Agreement, including, but not limited to, all fund accounting services described in Section One of the Agreement.

2. FSC and the Funds agree that the Funds shall contract directly with State Street for the provision of all such fund accounting services.

3. Article 20 of the Agreement is amended by deleting it in its entirety and inserting in lieu thereof the following:

      Article 20. Term and Termination of Agreement.

      This Agreement shall be effective on the date hereof and shall continue through December 31, 2004.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


WESMARK FUNDS

By:   /s/ Beth S. Broderick

Name:  Beth S. Broderick

Title:      Vice President


FEDERATED SERVICES COMPANY

By:   /s/ Peter J. Germain

Name:  Peter J. Germain

Title:        Sr. Vice President